Exhibit 99.1

Amarin Announces Public Offering of

American Depositary Shares

BEDMINSTER, N.J., and DUBLIN, July 8, 2013 – Amarin Corporation plc (Nasdaq: AMRN) (“Amarin” or the “Company”) today announced that it is offering to sell 21,700,000 American Depositary Shares (“ADSs”) in an underwritten public offering. Amarin has also granted the underwriters a 30-day option to purchase an additional 3,255,000 ADSs.

Citigroup Global Markets Inc. and Jefferies LLC will act as joint book-running managers and underwriters in this offering, and propose to offer the ADSs at prevailing market prices or otherwise from time to time through the Nasdaq Global Market, the over-the-counter market, negotiated transactions or otherwise.

A registration statement relating to the ADSs described above was previously filed with and has become effective by rule of the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and related prospectus, when available, may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, email: batprospectusdept@citi.com, telephone 1-800-831-9146; and Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, New York, 10022, telephone: 877-547-6340, email: Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health.

Disclosure Notice

This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements related to the Company’s public offering of American Depositary Shares are forward-looking statements that involve risks and uncertainties. These forward-looking statements are not promises or guarantees. These forward-looking statements are based upon the Company’s current expectations. Actual events and results and the timing of events and results could differ materially from those anticipated in such forward-looking statements. Among the factors that could cause actual results to differ materially from those described or projected herein are the following: risks related to the underwriter’s consummation of their obligation to purchase the securities, risks associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as the risks, uncertainties and other matters detailed in Amarin’s filings with the SEC, including its most recent Quarterly Report on Form 10-Q for the period ending March 31, 2013, its Registration Statement on Form S-3 filed with the SEC on March 29, 2011, and the final prospectus supplement. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise, except as required by law.

Investor Contact Information:

Joseph Bruno

Investor Relations and Corporate Communications

Amarin Corporation

In U.S.: +1 (860) 572-4979 x292

investor.relations@amarincorp.com